Exhibit 99.4

Sovran Acquisition Limited Partnership

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of the Operating Partnership’s consolidated financial condition and results of operations should be read in conjunction with the unaudited financial statements and notes thereto included in Exhibit 99.3 of this Form 8-K.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

When used in this discussion and elsewhere in this document, the words “intends,” “believes,” “expects,” “anticipates,” and similar expressions are intended to identify “forward-looking statements” within the meaning of that term in Section 27A of the Securities Act of 1933 and in Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Operating Partnership to be materially different from those expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the effect of competition from new self-storage facilities, which would cause rents and occupancy rates to decline; the Operating Partnership’s ability to evaluate, finance and integrate acquired businesses into the Operating Partnership’s existing business and operations; the Operating Partnership’s ability to effectively compete in the industry in which it does business; the Operating Partnership’s existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms; interest rates may fluctuate, impacting costs associated with the Operating Partnership’s outstanding floating rate debt; the Operating Partnership’s ability to comply with debt covenants; any future ratings on the Operating Partnership’s debt instruments; regional concentration of the Operating Partnership’s business may subject it to economic downturns in the states of Florida and Texas; the Operating Partnership’s reliance on its call center; the Operating Partnership’s cash flow may be insufficient to meet required payments of operating expenses, principal, interest and distributions; and tax law changes that may change the taxability of future income.

RESULTS OF OPERATIONS

FOR THE PERIOD JANUARY 1, 2016 THROUGH MARCH 31, 2016, COMPARED TO THE PERIOD JANUARY 1, 2015 THROUGH MARCH 31, 2015

We recorded rental revenues of $91.5 million for the three months ended March 31, 2016, an increase of $12.7 million or 16.0% when compared to rental revenues of $78.9 million for the same period in 2015. Of the increase in rental revenue, $5.1 million resulted from a 6.5% increase in rental revenues at the 428 core properties considered in same store sales (those properties included in the consolidated results of operations since January 1, 2015, excluding the properties we sold in 2015 and excluding stores not yet stabilized). The increase in same store rental revenues was a result of a 90 basis point increase in average occupancy and a 5.4% increase in rental income per square foot. The remaining increase in rental revenue of $7.6 million resulted from the revenues from the acquisition of properties completed since January 1, 2015 and stores not yet stabilized. Other operating income, which includes merchandise sales, insurance administrative fees, truck rentals, management fees and acquisition fees, increased by $1.1 million for the three months ended March 31, 2016 compared to the same period in 2015 primarily as a result of increased administrative fees earned on customer insurance and an increase in management fees.

Property operations and maintenance expenses increased $2.3 million or 11.2% in the three months ended March 31, 2016 compared to the same period in 2015. The 428 core properties considered in the same store pool experienced a $0.4 million or 1.8% decrease in operating expenses as a result of reduced utilities and snow removal costs. In addition to the same store operating expense decrease, operating expenses increased $2.7 million from the acquisition of properties completed since January 1, 2015 and stores not yet stabilized. Real estate tax expense increased $1.6 million as a result of a 6.8% increase in property taxes on the 428 same store pool and the inclusion of taxes on the properties acquired in 2016 and 2015.

Net operating income increased $9.8 million or 17.5% as a result of a 9.9% increase in our same store net operating income and the acquisitions completed since January 1, 2015.

Net operating income or “NOI” is a non-GAAP (generally accepted accounting principles) financial measure that we define as total continuing revenues less continuing property operating expenses. NOI also can be calculated by adding back to net income: interest expense, impairment and casualty losses, operating lease expense, depreciation and amortization expense, acquisition related costs, general and administrative expense, and deducting from net income: income from discontinued operations, interest income, gain on sale of real estate, and equity in income of joint ventures. We believe that NOI is a meaningful measure of operating performance because we utilize NOI in making decisions with respect to capital allocations, in determining current property values, and in comparing period-to-period and market-to-market property operating results. NOI should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as total revenues, operating income and net income. There are material limitations to using a measure such as NOI, including the difficulty associated with comparing results among more than one company and the inability to analyze certain significant items, including depreciation and interest expense, that directly affect our net income. We compensate for these limitations by considering the economic effect of the excluded expense items independently as well as in connection with our analysis of net income. The following table reconciles NOI generated by our self-storage facilities to our net income presented in the consolidated financial statements for the three months ended March 31, 2016 and 2015.

	Three Months ended March 31,
(dollars in thousands)	2016	2015
Net operating income
Same store	$58,877	$53,565
Other stores and management fee income	6,839	2,364

Total net operating income	65,716	55,929

General and administrative	(10,464)	(9,406)
Acquisition related costs	(2,384)	(582)
Operating leases of storage facilities	—	(683)
Depreciation and amortization	(16,425)	(14,181)
Interest expense	(9,134)	(9,161)
Interest income	6	2
Loss on sale of real estate	—	(7)
Equity in income of joint ventures	915	646

Net income	$28,230	$22,557

Our 2016 same store results consist of only those properties that were included in our consolidated results since January 1, 2015, excluding three stores purchased prior to January 1, 2015 that have not yet stabilized. The following table sets forth operating data for our 428 same store properties. These results provide information relating to property operating changes without the effects of acquisitions.

Same Store Summary

	Three Months ended March 31,		Percentage Change
(dollars in thousands)	2016	2015
Same store rental income	$83,591	$78,482	6.5%
Same store other operating income	4,578	4,143	10.5%

Total same store operating income	88,169	82,625	6.7%

Payroll and benefits	7,535	7,270	3.6%
Real estate taxes	9,409	8,813	6.8%
Utilities	2,763	3,216	-14.1%
Repairs and maintenance	3,493	3,995	-12.6%
Office and other operating expenses	2,952	2,766	6.7%
Insurance	1,082	1,117	-3.1%
Advertising and yellow pages	306	355	-13.8%
Internet marketing,	1,752	1,528	14.7%

Total same store operating expenses	29,292	29,060	0.8%

Same store net operating income	$58,877	$53,565	9.9%

			Change
Quarterly same store move ins	40,604	42,210	(1,606)
Quarterly same store move outs	37,674	37,424	250

We believe the decrease in same store move ins was a byproduct of our increased occupancy, leaving fewer spaces to rent.

General and administrative expenses for the three months ended March 31, 2016 increased $1.1 million or 11.2% compared with the three months ended March 31, 2015. The key drivers of the increase were a $0.3 million increase in professional fees, a $0.2 million increase in income taxes, and a $0.2 million increase in salaries and benefits.

Acquisition related costs were $2.4 million in the three months ended March 31, 2016 as a result of the acquisition of 25 stores during that period. Acquisition related costs for the three months ended March 31, 2015 were $0.6 million for the six stores acquired during that period.

The operating lease expense for storage facilities in 2015 relates to leases which commenced in November 2013 with respect to four self storage facilities in New York (2) and Connecticut (2). We completed the purchase of these four facilities on February 2, 2015, which eliminated the lease payment at that time.

Depreciation and amortization expense increased to $16.4 million in the three months ended March 31, 2016 from $14.2 million in the same period of 2015, primarily as a result of depreciation on the properties acquired in 2015 and 2016.

Interest expense remained relatively flat for the three months ended March 31, 2016 as compared to the same period in 2015 as a result of lower interest rates on the slightly higher borrowings.

During the three months ended March 31, 2015 we sold one storage facility in Missouri for net proceeds of approximately $691,000, resulting in a $7,000 loss on sale. There were no sales in the three months ended March 31, 2016.

FUNDS FROM OPERATIONS

We believe that Funds from Operations (“FFO”) provides relevant and meaningful information about our operating performance that is necessary, along with net earnings and cash flows, for an understanding of our operating results. FFO adds back historical cost depreciation, which assumes the value of real estate assets diminishes predictably in the future. In fact, real estate asset values increase or decrease with market conditions. Consequently, we believe FFO is a useful supplemental measure in evaluating our operating performance by disregarding (or adding back) historical cost depreciation.

FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income available to common unitholders computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of properties, plus impairment of real estate assets, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. We believe that to further understand our performance FFO should be compared with our reported net income and cash flows in accordance with GAAP, as presented in our consolidated financial statements.

In October and November of 2011, NAREIT issued guidance for reporting FFO that reaffirmed NAREIT’s view that impairment write-downs of depreciable real estate should be excluded from the computation of FFO. This view is based on the fact that impairment write-downs are akin to and effectively reflect the early recognition of losses on prospective sales of depreciable property or represent adjustments of previously charged depreciation. Since depreciation of real estate and gains/losses from sales are excluded from FFO, it is NAREIT’s view that it is consistent and appropriate for write-downs of depreciable real estate to also be excluded. Our calculation of FFO excludes impairment write-downs of investments in storage facilities.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indicator of our ability to make cash distributions.

Reconciliation of Net Income to Funds From Operations (unaudited)

(in thousands)	Three Months Ended Mar. 31, 2016	Three Months Ended Mar. 31, 2015
Net income attributable to common unitholders	$28,339	$22,451
Net income attributable to noncontrolling interest	130	106
Depreciation of real estate and amortization of intangible assets	16,034	13,911
Depreciation and amortization from unconsolidated joint ventures	573	618
Loss on sale of storage facility	—	7
Funds from operations allocable to noncontrolling redeemable Operating Partnership Units	(206)	(174)

FFO available to common unitholders	$44,870	$36,919

LIQUIDITY AND CAPITAL RESOURCES

Our line of credit and term notes require us to meet certain financial covenants measured on a quarterly basis, including prescribed leverage, fixed charge coverage, minimum net worth, limitations on additional indebtedness, and limitations on distribution payouts. At March 31, 2016, the Operating Partnership was in compliance with all debt covenants. The most sensitive covenant is the leverage ratio covenant contained in certain of our term note agreements. This covenant limits our total consolidated liabilities to 55% of our gross asset value. At March 31, 2016, our leverage ratio as defined in the agreements was approximately 34.6%. The agreements define total consolidated liabilities to include the liabilities of the Operating Partnership plus our share of liabilities of unconsolidated joint ventures. The agreements also define a prescribed formula for determining gross asset value which incorporates the use of a 9.25% capitalization rate applied to annualized earnings before interest, taxes, depreciation and amortization and other items (“Adjusted EBITDA”) as defined in the agreements. In the event that the Operating Partnership violates its debt covenants in the future, the amounts due under the agreements could be callable by the lenders and could adversely affect our credit rating requiring us to pay higher interest and other debt-related costs. We believe that if operating results remain consistent with historical levels and levels of other debt and liabilities remain consistent with amounts outstanding at March 31, 2016, the entire availability under our line of credit could be drawn without violating our debt covenants.

Our ability to retain cash flow is limited because we operate as a REIT. In order to maintain our REIT status, a substantial portion of our operating cash flow must be used to pay dividends to our shareholders. We believe that our internally generated net cash provided by operating activities and the availability on our line of credit will be sufficient to fund ongoing operations, capital improvements, distributions and debt service requirements.

Cash flows from operating activities were $37.9 million and $30.9 million for the three months ended March 31, 2016, and 2015, respectively. The increase in operating cash flows in the 2016 period compared to the 2015 period was primarily due to the increase in net income.

Cash used in investing activities was $342.6 million and $140.0 million for the three months ended March 31, 2016 and 2015, respectively. The increase in cash used in investing activities in the 2016 period compared to the 2015 period was due to the increased dollar value of acquisitions in 2016 as compared to the same period in 2015.

Cash provided by financing activities was $304.0 million for the three months ended March 31, 2016 compared to $110.9 million for the three months ended March 31, 2015. On January 20, 2016, the Company completed the public offering of 2,645,000 shares of its common stock at $105.75 per share. Net proceeds to the Operating Partnership after deducting underwriting discounts and commissions and offering expenses were approximately $269.7 million, and when combined with proceeds from the sale of common stock through our dividend reinvestment plan, resulted in net cash proceeds from the sale of common stock of $274.3 million.

The Operating Partnership used the net proceeds from the offering to repay a portion of the indebtedness outstanding on the Operating Partnership’s unsecured line of credit which had been used to fund acquisitions. Additional borrowings were incurred in the three months ended March 31, 2016 to fund acquisitions completed subsequent to this equity offering.

On May 18, 2016, the Company and the Operating Partnership obtained a bridge loan commitment from Wells Fargo Bank, National Association, Wells Fargo Securities, LLC, Citigroup Global Markets Inc. and SunTrust Bank with Wells Fargo Bank, National Association, acting as administrative agent. Pursuant to the bridge loan commitment the lenders have agreed to loan the Company and the Operating Partnership up to $1.35 billion if needed to finance the LifeStorage Acquisition (and related expenses). Any loan will be advanced in a single draw. The maturity date of any loan will be the date that is 364 days after the closing date of the merger. The commitment provides for mandatory prepayment of any loan on the occurrence of certain events (asset sales, equity offerings or additional loans) and voluntary prepayment is permitted. Interest is payable at LIBOR plus 1.15% or the administrative agent’s base rate plus 0.15%; provided that the applicable margins are subject to increase upon certain events. Any loans made pursuant to the bridge loan commitment are subject to a customary duration fee.

Also, on May 18, 2016, the Company and the Operating Partnership obtained a backstop loan commitment from Wells Fargo Bank, National Association and Wells Fargo Securities, LLC whereby such lenders have agreed to loan the Company and the Operating Partnership up to $325 million if needed to refinance the Company’s and the Operating Partnership’s currently outstanding private placement notes prior to maturity. The terms of any loans pursuant to this commitment are the same as loans under the bridge loan commitment.

On May 20, 2016, the Company agreed to issue and sell 6,000,000 shares of the Company’s common stock, par value $.01 per share, plus up to an additional 900,000 shares of common stock pursuant to the underwriters’ option, at a price to the public of $100.00 per share. The underwriters’ exercised their option in full. The offering of 6,900,000 shares of the Company’s common stock closed on May 25, 2016, resulting in net proceeds to the Operating Partnership of approximately $665.3 million. The proceeds were initially used to repay the Operating Partnership’s outstanding line of credit balance of $396.0 million on May 25, 2016. The remaining cash proceeds will be put towards the funding of the purchase price for LifeStorage, LP.

On March 3, 2015, the Company completed the public offering of 1,380,000 shares of its common stock at $90.40 per share. Net proceeds to the Operating Partnership after deducting underwriting discounts and commissions and offering expenses were approximately $119.5 million, and when combined with the exercise of stock options, and the sale of common stock through our dividend reinvestment plan, resulted in net cash proceeds from the sale of common stock of $122.6 million. The Operating Partnership used the net proceeds from the offering to repay a portion of the indebtedness outstanding on the Operating Partnership’s unsecured line of credit.

We paid distributions of $31.3 million in the three months ended March 31, 2016, which increased in comparison to distributions of $25.7 million in the same period of 2015 period primarily because of an increase in our common units outstanding and an increase in our distribution rate.

On December 10, 2014, the Operating Partnership amended its existing unsecured credit agreement. In January 2016, the Operating Partnership exercised the expansion feature of such credit agreement and increased the revolving credit limit from $300 million to $500 million. The interest rate on the revolving credit facility bears interest at a variable rate equal to LIBOR plus a margin based on the Operating Partnership’s credit rating (at March 31, 2016 the margin is 1.10%), and requires a 0.15% facility fee. The amended agreement also reduced the interest rate on the $325 million unsecured term note maturing June 4, 2020, with the term note bearing interest at LIBOR plus a margin based on the Operating Partnership’s credit rating (at March 31, 2016 the margin is 1.15%). The interest rate at March 31, 2016 on the Operating Partnership’s line of credit was approximately 1.53% (1.72% at December 31, 2015). At March 31, 2016, there was $359 million available on the unsecured line of credit. The revolving line of credit has a maturity date of December 10, 2019.

On April 8, 2014, the Operating Partnership entered into a $175 million term note maturing April 2024 bearing interest at a fixed rate of 4.533%. The interest rate on the term note increases to 6.283% if the Operating Partnership is not rated by at least one rating agency or if the Operating Partnership’s credit rating is downgraded. The proceeds from this term note were used to repay the $115 million outstanding on the Operating Partnership’s line of credit at April 8, 2014, with the excess proceeds used for acquisitions.

In 2011, the Operating Partnership entered into a $100 million term note maturing August 5, 2021 bearing interest at a fixed rate of 5.54%. The interest rate on the term note increases to 7.29% if the notes are not rated by at least one rating agency, the credit rating on the notes is downgraded or if the Operating Partnership’s credit rating is downgraded. The proceeds from this term note were used to fund acquisitions and investments in unconsolidated joint ventures.

The Operating Partnership has maintained a $150 million unsecured term note maturing April 26, 2016 bearing interest at 6.38%. The Operating Partnership used a draw on the line of credit to pay off the balance of this note on April 26, 2016.

Our line of credit facility and term notes have an investment grade rating from Standard and Poor’s and Fitch Ratings (BBB), as well as Moody’s (Baa2).

In addition to the unsecured financing mentioned above, our consolidated financial statements also include a $2.0 million mortgage payable that is secured by a storage facility.

On May 12, 2014, the Company entered into a continuous equity offering program (“Equity Program”) with Wells Fargo Securities, LLC (“Wells Fargo”), Jefferies LLC (“Jefferies”), SunTrust Robinson Humphrey, Inc. (“SunTrust”), Piper Jaffray & Co. (“Piper”), HSBC Securities (USA) Inc. (“HSBC”), and BB&T Capital Markets, a division of BB&T Securities, LLC (“BB&T”), pursuant to which the Company may sell from time to time up to $225 million in aggregate offering price of shares of the Company’s common stock. Actual sales under the Equity Program will depend on a variety of factors and conditions, including, but not limited to, market conditions, the trading price of the Company’s common stock, and determinations of the appropriate sources of funding for the Operating Partnership. The Company expects to continue to offer, sell, and issue shares of common stock under the Equity Program from time to time based on various factors and conditions, although the Company is under no obligation to sell any shares under the Equity Program.

During the three months ended March 31, 2016 and 2015, the Company did not issue any shares of common stock under the Equity Program. As of March 31, 2016, the Company had $59.3 million available for issuance under the Equity Program.

In 2013, the Company implemented a Dividend Reinvestment Plan. The Company issued 44,018 shares under the plan during the three months ended March 31, 2016.

Future acquisitions, our expansion and enhancement program, and share repurchases are expected to be funded with draws on our line of credit, issuance of common and preferred stock, the issuance of unsecured term notes, sale of properties, and private placement solicitation of joint venture equity. Should the capital markets deteriorate, we may have to curtail acquisitions, our expansion and enhancement program and share repurchases.

ACQUISITION AND DISPOSITION OF PROPERTIES

In the three months ended March 31, 2016, the Operating Partnership acquired 25 self-storage facilities comprising 2.0 million square feet in Arizona (1), California (8), Colorado (1), Florida (5), Massachusetts (1), New Hampshire (5), Pennsylvania (1), and Texas (3) for a total purchase price of $331.8 million. Based on the trailing financial information of the entities from which the properties were acquired, the weighted average capitalization rate was 4.3% on these purchases and ranged from 0% on recently constructed facilities to 6.7% on mature facilities.

In 2015, we acquired 27 self storage facilities comprising 2.0 million square feet in Arizona (1), Connecticut (2), Florida (6), Illinois (2), Massachusetts (1), New York (6), North Carolina (1), Pennsylvania (1), South Carolina (6) and Texas (1) for a total purchase price of $281.2 million. Based on the trailing financial information of the entities from which the properties were acquired, the weighted average capitalization rate was 5.3% on these purchases and ranged from 0% on recently constructed facilities to 6.4% on mature facilities. Four facilities acquired in Connecticut and New York in 2015 had been leased by the Operating Partnership since November 1, 2013 and the operating results of these four facilities have been included in the Operating Partnership’s operations since that date.

We did not sell any properties during the three months ended March 31, 2016. During the three months ended March 31, 2015 we sold one non-strategic storage facility in Missouri for net proceeds of approximately $691,000, resulting in a loss on sale of $7,000.

On April 13, 2016, the Operating Partnership entered into a contract to sell 8 self-storage facilities for a total sales price of $35.0 million. The sale of the facilities by the Operating Partnership is subject to customary conditions to closing, and there is no assurance that these facilities will be sold. We may seek to sell additional properties to third parties or joint venture partners in 2016.

FUTURE ACQUISITION AND DEVELOPMENT PLANS

Our external growth strategy is to increase the number of facilities we own by acquiring suitable facilities in markets in which we already have operations, or to expand into new markets by acquiring several facilities at once in those new markets. We are actively pursuing acquisitions in 2016, and at March 31, 2016, we were under contract to acquire 13 self-storage facilities for aggregate consideration of approximately $145.5 million. Nine of the facilities were acquired in April and May of 2016 for $105.9 million.

On May 19, 2016, the Operating Partnership announced that it entered into a definitive merger agreement to acquire LifeStorage, LP for a gross aggregate purchase price of approximately $1.3 billion, payable in cash. Upon completion of the acquisition, the Operating Partnership will own 84 LifeStorage stores with a purchase contract for three additional certificate of occupancy deals to be delivered late 2016 and early 2017.

In the three months ended March 31, 2016, we added 31,500 square feet to existing properties for a total cost of approximately $1.3 million. We plan to complete an additional $28.7 million of expansions and enhancements to our existing facilities in 2016.

We also expect to continue making capital expenditures on our properties. This includes roofing, paving, and remodeling of store offices. For the first three months of 2016 we spent approximately $6.7 million on such improvements and we expect to spend approximately $15.0 million for the remainder of 2016.

DISTRIBUTION REQUIREMENTS OF THE COMPANY AND IMPACT ON THE OPERATING PARTNERSHIP

As a REIT, the Company is not required to pay federal income tax on income that it distributes to its shareholders, provided that the amount distributed is equal to at least 90% of its taxable income. These distributions must be made in the year to which they relate, or in the following year if declared before the Company files its federal income tax return, and if it is paid before the first regular dividend of the following year. The first distribution of 2016 may be applied toward the Company’s 2015 distribution requirement. The Company’s source of funds for such distributions is solely and directly from the Operating Partnership.

Although the Company currently intends to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the Company’s Board of Directors to revoke its REIT election.

INTEREST RATE RISK

The primary market risk to which we believe we are exposed is interest rate risk, which may result from many factors, including government monetary and tax policies, domestic and international economic and political considerations, and other factors that are beyond our control.

We have entered into interest rate swap agreements in order to mitigate the effects of fluctuations in interest rates on our variable rate debt. The LIBOR base rates have been contractually fixed on $325 million of our debt through the interest rate swap termination dates. See Note 7 to our consolidated financial statements included in Exhibit 99.3 of this Form 8-K.

Based on our outstanding unsecured floating rate debt of $466 million at March 31, 2016, and taking into account our interest rate swap agreements, a 100 basis point increase in interest rates would have a $1.4 million effect on our annual interest expense. These amounts were determined by considering the impact of the hypothetical interest rates on our borrowing cost and our interest rate swap agreements in effect on March 31, 2016. These analyses do not consider the effects of the reduced level of overall economic activity that could exist in such an environment. Further, in the event of a change of such magnitude, we would consider taking actions to further mitigate our exposure to the change. However, due to the uncertainty of the specific actions that would be taken and their possible effects, the sensitivity analysis assumes no changes in our capital structure.

INFLATION

We do not believe that inflation has had or will have a direct effect on our operations. Substantially all of the leases at the facilities are on a month-to-month basis which provides us with the opportunity to increase rental rates as each lease matures.

SEASONALITY

Our revenues typically have been higher in the third and fourth quarters, primarily because self-storage facilities tend to experience greater occupancy during the late spring, summer and early fall months due to the greater incidence of residential moves and college student activity during these periods. However, we believe that our customer mix, diverse geographic locations, rental structure and expense structure provide adequate protection against undue fluctuations in cash flows and net revenues during off-peak seasons. Thus, we do not expect seasonality to affect materially distributions to unitholders.